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SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Check the appropriate box:
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12
PROTECTIVE LIFE CORPORATION
(Name of Registrant as Specified in Its Charter)

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Protective Life Corporation Post Office Box 2606 Birmingham, Alabama 35202 205-879-9230

March 28, 2002

Dear Share Owners:

        It is my pleasure to invite you to Protective's Annual Meeting of Share Owners. We will hold the meeting on Monday, May 6, 2002 at 10:00 a.m., CDT, at our Executive Offices in Birmingham, Alabama. In addition to considering the matters described in the Proxy Statement, we will review the major developments since our last Share Owners' Meeting.

        This booklet includes the Notice of Annual Meeting and the Proxy Statement. The Proxy Statement describes the business that we will conduct at the meeting and provides information about Protective. Also enclosed is the Company's 2001 Annual Report to Share Owners.

        Your vote is important to us, no matter how many shares you own. Share owners have a choice of voting over the Internet, by telephone or by using a traditional proxy card. If you attend the meeting and prefer to vote in person, you may do so even though you have previously voted your proxy.

        We look forward to your participation.

          Sincerely yours,

          John D. Johns
          President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHARE OWNERS

Date:	Monday, May 6, 2002
Time:	10:00 a.m. CDT
Place:	Protective Life Corporation 2801 Highway 280 South Birmingham, Alabama 35223

Dear Share Owners:

        At the Annual Meeting, we will ask you to:

  •
  Elect 12 Directors

  •
  Approve the Company's Annual Incentive Plan

  •
  Ratify the Board of Directors' appointment of PricewaterhouseCoopers LLP as the Company's Independent Accountants

  •
  Transact any other business that may be properly presented at the meeting or, if this meeting is postponed for any reason, at a subsequently reconvened 2002 Annual Meeting of Share Owners.

        If you were a share owner of record at the close of business on March 8, 2002, you may vote at the Annual Meeting.

        The Annual Meeting may be postponed without notice other than an announcement at the meeting, and any business for which this notice is given may be transacted at a subsequently reconvened 2002 Annual Meeting of Share Owners.

BY ORDER OF THE BOARD OF DIRECTORS

Deborah J. Long, Secretary

March 28, 2002

TABLE OF CONTENTS

Letter from the President and Chief Executive Officer

Notice of 2002 Annual Meeting of Share Owners

Proxy Statement

PROXY STATEMENT

        Your vote is very important. For this reason, the Board of Directors is requesting that you allow your Common Stock to be represented at the Annual Meeting by the Proxies named in the enclosed proxy card. Share owners also have a choice of voting over the Internet or telephone. Please review your proxy card for the options available to you. This Proxy Statement is being sent to you in connection with this request and has been prepared for the Board by our Management. "We," "our," "Protective" and "the Company" each refers to Protective Life Corporation. The Proxy Statement is first being sent to our share owners on or about March 28, 2002.

GENERAL INFORMATION ABOUT VOTING

        Who Can Vote.    You are entitled to vote your Common Stock if our records show that you held shares as of March 8, 2002. At the close of business on March 8, 2002, a total of 68,643,043 shares of Common Stock were outstanding and entitled to vote. Each share of Common Stock has one vote. The enclosed proxy card shows the number of shares which you are entitled to vote.

        Voting by Proxies.    If your Common Stock is held by a broker, bank or other nominee, you will receive instructions from them which you must follow in order to have your shares voted. If you hold your shares in your own name as a holder of record, you may instruct the Proxies how to vote your Common Stock by signing, dating and mailing the proxy card in the postage paid envelope which we have provided to you or by voting over the Internet or by telephone. Of course, you can always come in person to the meeting and vote your shares. If you mail in your proxy card or vote over the Internet or by telephone, the Proxies will vote your shares in accordance with the instructions. If you designate the Proxies without giving specific voting instructions, your shares will be voted as recommended by the Board of Directors. We have not received notice and are not now aware of any other matters to be presented except those described in this Proxy Statement. If any other matters not described in the Proxy Statement are presented at the meeting, the Proxies will use their own judgment to determine how to vote your shares. If the meeting is postponed, your Common Stock may be voted by the Proxies on the new meeting date as well, unless you have revoked your proxy instructions.

        How You May Revoke Your Proxy Instructions.    If you give a proxy, you may revoke it at any time before it is exercised. To revoke your proxy instructions, you must execute and deliver a later-dated proxy (whether by sending another proxy card or by a subsequent Internet or telephone vote), or notify the Secretary in writing before the Annual Meeting that you have revoked your proxy, or attend the meeting and vote your shares in person.

        How Votes are Counted.    The Annual Meeting will be held if a quorum (a majority of the outstanding Common Stock entitled to vote) is represented at the meeting. If you have returned valid proxy instructions or if you attend the meeting in person, your Common Stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all of the matters introduced at the meeting.

        "Broker Non-Votes" Also Count for Quorum Purposes.    If you hold your Common Stock through a broker, bank or other nominee, generally the nominee may only vote the Common Stock that it holds for you in accordance with your instructions. However, if it has not received your instructions within ten days of the meeting, the nominee may vote on matters which the New York Stock Exchange determines to be routine. If a nominee cannot vote on a particular matter because it is not routine, there is a "broker non-vote" on that matter. Broker non-votes will count for purposes of determining a quorum. We will not count broker non-votes as votes for or against any proposal.

        Cost of This Proxy Solicitation.    We will pay the cost of the proxy solicitation. In addition to soliciting proxies by mail, we expect that a number of our employees will solicit share owners for the same type of proxy personally and by telephone. None of these employees will receive any additional or special compensation for doing this. We have retained ADP Investor Communications Services to forward proxy materials to the beneficial owners of stock held of record by brokers, custodians, and other nominees. We will, upon request, reimburse brokers, custodians and other nominees for their expenses in sending proxy material to their principals and obtaining their proxies.

PROPOSAL 1: ELECTION OF DIRECTORS

        The entire Board of Directors, which on May 6, 2002 will consist of 12 members, will be elected at this Annual Meeting to hold office until the next Annual Meeting and the election of their successors.

        Vote Required.    The affirmative vote of the holders of the majority of shares present or represented by proxy at the Annual Meeting and entitled to vote is required to elect directors. This means if you abstain from voting, it has the same effect as if you voted against the proposal.

        Voting By the Proxies.    The Proxies will vote your Common Stock in accordance with your instructions. If you have not given specific instructions to the contrary, your Common Stock will be voted to approve the election of the nominees named in this Proxy Statement. Although we know of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the Proxies would vote your Common Stock to approve the election of any substitute nominee proposed by the Board of Directors. The Board may also choose to reduce the number of directors to be elected, as permitted by our By-laws.

Information About the Nominees

        All of the nominees are currently directors. Each has agreed to be named in this Proxy Statement and to serve if elected. Mr. Nabers retired as Chief Executive Officer of the Company effective December 27, 2001, and remains the Chairman of the Board of the Company. Mr. Johns is currently the only nominee with any position or office as an employee of the Company or any subsidiary. Each of the nominees attended at least 75% of the meetings of the Board and the committees on which the nominee served during 2001. The following information was provided by the nominees as of the date of this Proxy Statement.

Name	Age	Principal Occupation and Directorships	Company Director Since
William J. Cabaniss, Jr.	63	Chairman of the Board and Chief Executive Officer of Precision Grinding, Inc. (steel processing) and, formerly, its President and Chief Executive Officer and its President; Director, Precision Grinding, Inc.	1974	(a)
Drayton Nabers, Jr.	61	Chairman of the Board of the Company and, formerly, its Chairman of the Board and Chief Executive Officer and its Chairman of the Board, President and Chief Executive Officer; Director, Energen Corporation, National Bank of Commerce of Birmingham, Alabama National BanCorporation, and ProAssurance Corporation.	1982

John J. McMahon, Jr.	59	Chairman of the Executive Committee of McWane, Inc. (pipe and valve manufacturing) and, formerly, its Chairman of the Board and its President; Director, Alabama National BanCorporation, National Bank of Commerce of Birmingham, John H. Harland Company, and ProAssurance Corporation.	1987
A. W. Dahlberg	61	Chairman of the Board of Mirant Corporation (formerly known as Southern Energy, Inc.) (electric utilities) and, formerly, Chairman of the Board and Chief Executive Officer of Southern Company (electric utilities) and, formerly, its Chairman of the Board, President and Chief Executive Officer; Director, Mirant Corporation, SunTrust Banks, Inc., and Equifax, Inc.	1987
James S. M. French	61	Chairman of the Board and Chief Executive Officer of Dunn Investment Company (materials, construction, and investment holding company) and, formerly, its Chairman of the Board, President and Chief Executive Officer; Director, Energen Corporation, Regions Financial Corporation, and Hilb, Rogal and Hamilton Company.	1996
Robert A. Yellowlees	63	Chairman of the Board of Global Payments Inc. (electronic payment services company) and Chairman of the Board of NDCHealth Corporation (health information network services company) (formerly National Data Corporation, an information services company of which he served as Chairman of the Board, President, and Chief Executive Officer until May 7, 2001); Director, Global Payments Inc. and NDCHealth Corporation.	1996
John D. Johns	50	President and Chief Executive Officer of the Company and, formerly, its President and Chief Operating Officer; Director, National Bank of Commerce of Birmingham, Alabama National BanCorporation and John H. Harland Company. (b)	1997
Donald M. James	53	Chairman of the Board and Chief Executive Officer of Vulcan Materials Company (construction materials and chemicals), and, formerly, its President and Chief Executive Officer; Director, Vulcan Materials Company, SouthTrust Corporation and Southern Company.	1997

J. Gary Cooper	65	Chairman of the Board, Chief Executive Officer and co-founder of Commonwealth National Bank (banking and financial services); formerly, U.S. Ambassador to Jamaica (1994-1997); formerly, Senior Vice President, Volkert and Associates (engineering and architectural services) and formerly, its Vice President; Director, Commonwealth National Bank, GenCorp Inc. and United States Steel LLC.	1999
H. Corbin Day	64	Chairman of the Board of Jemison Investment Company, Inc. (diversified holding company and venture capital investment firm); Director, Hughes Supply, Inc. and European Investors Holding, Inc.	2000
W. Michael Warren, Jr.	54	Chairman of the Board, President and Chief Executive Officer of Energen Corporation (diversified energy holding company) and Chairman and Chief Executive Officer of Alabama Gas Corporation and of Energen Resources, Inc.; formerly, President and Chief Executive Officer of Energen Corporation; Director, Energen Corporation and AmSouth Bank of Birmingham.	2001
Susan Molinari	44	President and Chief Executive Officer of The Washington Group (government relations and consulting firm); formerly, Chairman of Susan Molinari, L.L.C. (government affairs and communications) and Senior Public Affairs Consultant to Fleishman-Hillard (communications consulting); formerly, U.S. Congressional Representative (NY) (1990-1997).	2001

(a)
with the exception of the period November 1988 - February 1992
(b)
also a director and/or current officer of each principal Company subsidiary

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF ALL 12 NOMINEES FOR DIRECTORS.

ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES

        The Board of Directors.    The Board of Directors oversees the business and affairs of Protective and monitors the performance of Management. In accordance with corporate governance principles, the Board does not involve itself in day-to-day operations. The directors keep themselves informed through reports from and discussions with the Chief Executive Officer and other key executives and, as necessary, the Company's outside advisors. The Board of Directors met seven times in 2001.

        The Committees of the Board.    To assist in carrying out its duties and responsibilities, the Board of Directors has an Audit Committee, Finance and Investments Committee, Compensation and Management Succession Committee, and a Board Structure and Nominating Committee, each composed of members of the Board of Directors. Each of the Committees reports its actions to the Board of Directors.

        The following table describes the functions and current membership for each Committee, as well as the number of meetings held in 2001.

AUDIT COMMITTEE — 4 Meetings in 2001
Functions	Members

Reviews internal controls, systems and procedures, accounting policies, and other items impacting the financial condition of the Company, including the Company's internal audit functions. It reviews the Company's audited consolidated financial statements with management and the Company's independent accountants before publication in the Annual Report to Share Owners and the Annual Report on Form 10-K; reviews and considers matters which may have a bearing upon continuing auditor independence; and recommends to the Board of Directors the selection of the independent auditors to examine the financial statements of the Company for the next year. It also reviews with the independent accountants their audit procedures, management letters, and other significant aspects of the audit made by the independent accountants. The report of the Audit Committee appears on page 23.
James S. M. French, Chairman
William J. Cabaniss, Jr.
J. Gary Cooper
H. Corbin Day
Donald M. James

The members of the Audit Committee are independent as provided for in the listing standards of the New York Stock Exchange, Inc.
FINANCE AND INVESTMENTS COMMITTEE — 4 Meetings in 2001
Functions	Members
Reviews and acts upon financial and investment matters, including borrowing and lending transactions entered into by the Company and its subsidiaries.
William J. Cabaniss, Jr.
J. Gary Cooper
A. W. Dahlberg
H. Corbin Day
James S. M. French
Donald M. James
John J. McMahon, Jr.
Susan Molinari
Drayton Nabers, Jr.
W. Michael Warren, Jr.
Robert A. Yellowlees
John D. Johns — ex officio

COMPENSATION AND MANAGEMENT SUCCESSION COMMITTEE — 3 Meetings in 2001
Functions	Members

Has oversight and ultimate control of the compensation paid to officers and employees of the Company and its subsidiaries, whether by salary or under any of the Company's compensation plans. This Committee is also vested with the responsibility of recommending to the Company's Board of Directors a successor to the Chief Executive Officer whenever the need to name such a successor may arise.	John J. McMahon, Jr., Chairman A. W. Dahlberg Robert A. Yellowlees
BOARD STRUCTURE AND NOMINATING COMMITTEE — 3 Meetings in 2001
Functions	Members

Charged with the broad responsibility of reviewing and advising the Board of Directors on the functions and procedures of the Board of Directors and its Committees, the compensation of the directors for service on the Board of Directors and its Committees, and the selection and tenure of directors. The Committee will consider share owner recommendations for director nominees in accordance with the Company's By-laws. See "other Information" on page 25.	A. W. Dahlberg, Chairman William J. Cabaniss, Jr. James S. M. French W. Michael Warren, Jr.

DIRECTOR'S COMPENSATION

        Goal.    Protective feels that it is in the best interest of the Company to tie director compensation to your interests as share owners. Therefore, a significant percentage of director compensation is paid in the form of Common Stock.

        Fees.    Directors' fees, which are paid only to directors who are not Protective employees, are as set forth in the following table.

Director's Fee:	Amount:
Annual Board Membership Fee*	$14,000 and 650 shares of Common Stock
Attendance Fee for Each Board Meeting
• Birmingham Directors	$1,500
• Non-Birmingham Directors	$2,600
General Attendance Fee for Each Committee Meeting	$1,200
Attendance Fee for the March Compensation and Management Succession Committee Meeting	$2,500

* As compensation for his continuing service as Chairman of the Board, the cash portion of Mr. Nabers's Annual Board Membership Fee is $200,000, beginning January 1, 2002 and ending on the earlier of December 31, 2005 or the date Mr. Nabers voluntarily resigns from this position.

        Directors who do not reside in Birmingham also receive a $150 fee as travel expense reimbursement for attendance at Committee meetings when travel to Birmingham is for the special purpose of attending the meeting. The current non-Birmingham directors are Ms. Molinari and Messrs. Cooper, Dahlberg and Yellowlees.

        Deferred Compensation Plan for Non-Employee Directors.    Each year non-employee directors may elect to defer until a specified date all or any portion of their cash and/or Common Stock compensation. A director's right to receive future payments under this deferred compensation plan is an unsecured claim against Protective's general assets. Cash amounts may be deferred into a common stock equivalent or an interest-bearing equivalent. Stock compensation may only be deferred as common stock equivalents. Amounts deferred into an interest-bearing equivalent under the plan are distributable in cash and amounts deferred as common stock equivalents are distributable in stock.

SECURITY OWNERSHIP OF DIRECTORS,
EXECUTIVE OFFICERS AND PRINCIPAL SHARE OWNERS

        The following table shows the number of shares of Common Stock and common stock equivalents beneficially owned as of March 8, 2002 (unless otherwise noted) by (i) each current director, (ii) each of the executive officers named in the Summary Compensation Table, (iii) all current directors and executive officers of the Company as a group, and (iv) persons the Company believes to be the beneficial owners of 5% or more of the Company's Common Stock.

	Amount and Nature of Beneficial Ownership (1)
Name of Beneficial Owner					Percent of Class (1)
	Sole Power		Shared Power (2)
William J. Cabaniss, Jr.	192,878		117,856		*
Drayton Nabers, Jr.	251,364	(3)	10,470		*
John J. McMahon, Jr.	15,479	(4)	77,938		*
A. W. Dahlberg	9,012	(4)	0		*
James S. M. French	7,028	(4)	25,800	(5)	*
Robert A. Yellowlees	13,702	(4)	0		*
John D. Johns	113,391	(3)	4,200		*
Donald M. James	7,930	(4)	0		*
J. Gary Cooper	1,050		0		*
H. Corbin Day	13,399	(4)	34,000	(6)	*
W. Michael Warren, Jr.	866	(4)	1,325		*
Susan Molinari	451	(4)	0		*
R. Stephen Briggs	156,248	(3)	2,886		*
Jim E. Massengale	97,307	(3)	0		*
A. S. Williams III	75,905	(3)	0		*
Richard J. Bielen	43,030	(3)	0		*
All current directors and executive officers as a group (25 persons) (7)	1,305,293	(3)(4)	274,953	(2)	2.3%
AmSouth Bancorporation	0		5,925,298	(8)	8.6	%(8)

* less than one percent

NOTES TO SECURITY OWNERSHIP TABLE:

(1)
The number of shares reflected are shares which under applicable regulations of the Securities and Exchange Commission are deemed to be beneficially owned. Shares deemed to be beneficially owned, under such regulations, include shares as to which, directly or indirectly, through any contract, relationship, arrangement, understanding or otherwise, either voting power or investment power is held or shared. The total number of shares beneficially owned is subdivided, where applicable, into two categories: shares as to which voting/investment power is held solely and shares as to which voting/investment power is shared. The percentage calculation is based on the aggregate number of shares beneficially owned.

(2)
This column may include shares held in the name of a spouse, minor children, or certain other relatives sharing the same home as the director or officer; or held by the director or officer, or the spouse of the director or officer, as a trustee or as a custodian for children. Unless otherwise noted below, the directors and officers disclaim beneficial ownership of these shares.

(3)
The amounts reported include shares allocated to accounts under the Company's 401(k) and Stock Ownership Plan as follows: Mr. Nabers, 219 shares; Mr. Johns, 5,437 shares; Mr. Briggs, 30,967 shares; Mr. Massengale, 219 shares; Mr. Williams, 30,534 shares; Mr. Bielen, 11,179 shares; and all current directors and executive officers as a group, 105,374 shares.

  The amounts reported also include stock equivalents held under the Company's Deferred Compensation Plan for Officers or Producer Deferred Compensation Plan, entitling each participant to receive upon distribution a share of Common Stock for each stock equivalent. The number of stock equivalents included are as follows: Mr. Nabers, 248,985; Mr. Johns, 103,554; Mr. Briggs, 108,516; Mr. Massengale, 86,468; Mr. Williams, 45,055; Mr. Bielen, 24,375 shares; and all current directors and executive officers as a group, 873,278.

  The reported amounts do not include the following stock appreciation rights ("SARs"): Mr. Nabers, 300,000 SARs; Mr. Johns, 200,000 SARs; Mr. Briggs, 40,000 SARs; Mr. Massengale, 50,000 SARs; Mr. Williams, 40,000 SARs;; Mr. Bielen, 15,000 SARs; and all current directors and executive officers as a group, 765,000 SARs.

(4)
The amounts reported include stock equivalents held by certain directors under the Company's Deferred Compensation Plan for Directors Who Are Not Employees of the Company, entitling each such director to receive upon distribution a share of Common Stock for each stock equivalent. The number of stock equivalents included are as follows: Mr. McMahon, 15,479; Mr. Dahlberg, 3,784; Mr. French, 5,528; Mr. Yellowlees, 10,702; Mr. James, 6,930; Mr. Day, 3,399; Mr. Warren, 866; Ms. Molinari, 451; and all current directors and executive officers as a group, 47,139.

(5)
Includes 24,000 shares of Common Stock owned by Dunn Investment Company, of which Mr. French is Chairman of the Board and Chief Executive Officer.

(6)
Includes 5,000 shares of Common Stock owned by the Day Family Foundation, of which Mr. Day is a trustee, and 29,000 shares of Common Stock owned by Jemison Investment Company, of which Mr. Day is Chairman of the Board.

(7)
Officers and directors do not own any stock of any affiliate of the Company, with one exception. Mr. Steven A. Schultz, an officer of the Company, as required by Louisiana law, owns 10 shares of stock in each of two Louisiana insurance affiliates for which he serves as a director.

(8)
AmSouth Bancorporation, AmSouth/Sonat Tower, 1900 Fifth Avenue North, Birmingham, Alabama 35203, has advised the Company that, in its capacity as a holding company, it may be deemed the beneficial owner, as of December 31, 2001, of 5,925,298 shares of Common Stock. AmSouth Bancorporation reported that it has no sole voting or investment power, but has shared voting power with respect to 5,418,417 shares, and shared investment power with respect to 5,531,610 shares. AmSouth Bank, AmSouth/Sonat Tower, Birmingham, Alabama 35203, a subsidiary of AmSouth Bancorporation, has advised the Company that, in its capacity as a bank fiduciary of various trusts and estates, it may be deemed the beneficial owner, as of December 31, 2001, of 5,925,298 shares of Common Stock. AmSouth Bank reported that it has no sole voting or investment power, but has shared voting power with respect to 5,418,417 shares, and shared investment power with respect to 5,531,610 shares. AmSouth Bank has further advised the Company that none of the separate trusts and estates of which it is fiduciary holds as much as 5% of the outstanding shares of Common Stock. AmSouth Bancorporation reported its beneficial ownership as of December 31, 2001 as 8.6%, which it has advised the Company includes beneficial ownership by its subsidiary, AmSouth Bank. The table shows the percentage based on 68,643,043 shares of Common Stock outstanding on March 8, 2002.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Directors and executive officers of the Company are required to file reports with the Securities and Exchange Commission ("SEC") showing changes in their beneficial ownership of Common Stock. We have reviewed copies of these reports and written representations from the individuals who are required to file reports. Based on this review, we believe that each of our directors and executive officers complied with reporting requirements in 2001, with the following exceptions. The Form 5 filed by Mr. Cabaniss included a previously unreported indirect holding in a trust for which he is designated as a co-trustee. A report of a sale of 1,739 shares by Mr. Nabers in connection with his retirement was inadvertently filed late. One Form 4 filed by Mr. Briggs included a previously unreported indirect holding. One Form 4 filed by Mr. Hamer reporting the sale of 6,954 shares and the indirect ownership of shares held by his daughter was inadvertently filed late.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The current members of the Compensation and Management Succession Committee are Messrs. McMahon (Chairman), Dahlberg, and Yellowlees. Mr. Ronald L. Kuehn, Jr. also served on the Committee until his retirement in May of 2001. None of these individuals has ever been an officer or employee of the Company or any of its subsidiaries or has any other relationship with the Company for which the SEC requires disclosure.

EXECUTIVE COMPENSATION

        The following table sets forth certain information regarding the compensation paid to each of the individuals who served as Chief Executive Officer during the year and each of the four other most highly compensated executive officers of the Company (collectively, the "Named Executives") during or with respect to the last three fiscal years.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation
					Awards	Payouts
Name and principal position	Year	Salary ($) (1)(2)	Bonus ($) (1)(2)(3)	Other annual compensation ($)	Securities underlying Options/SARs (#)	LTIP payouts ($) (1)(3)(4)		All other compensation ($) (5)
Drayton Nabers, Jr. Chairman of the Board (formerly, Chairman and Chief Executive Officer)	2001 2000 1999	$686,731 643,333 605,000	$315,000 185,300 707,500	$165 0 0	0 0 0	$2,034,660 902,870 988,171	(6)(7)	$2,065,065 6,800 4,800	(8)
John D. Johns President and Chief Executive Officer	2001 2000 1999	494,167 460,833 431,667	150,000 88,400 425,300	0 0 0	0 50,000 0	302,666 433,076 360,010	(7)	6,800 6,800 4,800
R. Stephen Briggs Executive Vice President, Individual Life	2001 2000 1999	321,667 304,167 299,167	110,900 154,300 168,900	0 0 0	0 0 0	174,587 321,041 360,010	(7)	6,800 6,800 4,800
Jim E. Massengale Executive Vice President, Acquisitions	2001 2000 1999	336,667 316,667 296,667	196,400 176,400 183,800	0 0 0	0 10,000 0	148,480 256,080 213,408	(7)	6,800 6,800 4,800
A. S. Williams III Executive Vice President, Investments and Treasurer	2001 2000 1999	309,167 304,167 298,333	164,400 377,208 455,508	0 0 2,324	0 0 0	439,792 299,387 276,502	(6)(7)	2,140,026 6,800 4,800	(9)
Richard J. Bielen Senior Vice President, Chief Investment Officer and Treasurer	2001 2000 1999	237,500 222,833 209,667	113,400 79,800 116,600	0 0 0	0 0 0	92,188 160,991 86,564	(7)	6,800 6,800 4,800

(1)
For further information, see "the Compensation and Management Succession Committee's Report on Executive Compensation."
(2)
Includes amounts that the Named Executives may have voluntarily elected to contribute to the Company's 401(k) and Stock Ownership Plan.
(3)
Includes amounts that the Named Executives may have voluntarily deferred under the Company's Deferred Compensation Plan for Officers.
(4)
For 2001, valued as of December 31, 2001. For further information, see the "Long-Term Incentive Plan—Awards In Last Fiscal Year" table.
(5)
Includes $6,800 in matching contributions to the Company's 401(k) and Stock Ownership Plan for Messrs. Nabers, Johns, Briggs, Massengale and Williams.
(6)
Includes amounts payable under the 1997 Long-Term Incentive Plan to Mr. Nabers and Mr. Williams upon retirement. Value of SARs awarded is based on difference between base price and value of Common Stock as of December 31, 2001.
(7)
Long-Term Incentive Plan compensation for 2001 is not yet determinable. The amount shown is the best estimate available as of the date of this Proxy Statement.
(8)
Includes payments in the amount of $1,553,483 and SARs valued at $504,782 (as of December 31) related to the crediting of additional years of service under outstanding Long-Term Incentive Awards in connection with Mr. Nabers's retirement (see "Retirement Arrangements").
(9)
Includes amounts earned with respect to prior years under a special bonus program but remained subject to forfeiture until normal retirement.

        No options or stock appreciation rights were granted to Named Executives during 2001. The following table sets forth the value of the stock appreciation rights held by the Named Executives based upon the value of the Common Stock as of December 31, 2001.

AGGREGATED FY-END OPTION/SAR VALUES

Name	Number of Securities Underlying Unexercised Options/SARs at FY-End (#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options/SARs at FY-End ($) Exercisable/Unexercisable
Drayton Nabers, Jr.	452,502/0	$4,457,313/$0
John D. Johns	150,000/50,000	1,723,875/331,000
R. Stephen Briggs	40,000/0	459,700/0
Jim E. Massengale	40,000/10,000	459,700/66,200
A. S. Williams III	40,000/0	459,700/0
Richard J. Bielen	15,000/0	172,388/0

        In 2001, the Compensation and Management Succession Committee awarded performance shares under the Company's 1997 Long-Term Incentive Plan to the Named Executives as indicated in the table below. These awards are generally payable, if at all, at the time the results of the comparison group of companies for the four-year period ending December 31, 2004 are known.

LONG-TERM INCENTIVE PLAN — AWARDS IN LAST FISCAL YEAR

				Estimated Future Payouts Under Non-Stock Price-Based Plans (in shares) (3)
		Performance or Other Period Until Maturation or Payout
Name	Number of Shares, Units or Other Rights (#) (1) (2)
				Threshold	Target	Maximum
Drayton Nabers, Jr.	30,930 shares	December 31, 2004	(3)	15,465	38,663	52,581
John D. Johns	20,110 shares	December 31, 2004		10,055	25,138	34,187
R. Stephen Briggs	4,900 shares	December 31, 2004		2,450	6,125	8,330
Jim E. Massengale	5,140 shares	December 31, 2004		2,570	6,425	8,738
A. S. Williams III	4,900 shares	December 31, 2004	(3)	2,450	6,125	8,330
Richard J. Bielen	2,980 shares	December 31, 2004		1,490	3,725	5,066

(1)
In the event of a change in control, payment will be made with respect to all outstanding awards based upon performance at the target level (which, for all outstanding awards, is deemed to be at the seventy-fifth percentile) or, if greater, performance as of the December 31 preceding the change in control.
(2)
Award is earned based on comparison of the Company's average return on average equity or total rate of return for a four-year period to a peer group. Below threshold, which is the median of the comparison group, no portion of award is earned.
(3)
The terms of the 1997 Long-Term Incentive Plan provide that as a result of retirement, the payout for this award shall be determined as if the performance period had ended December 31, 2001.

OTHER PLANS AND ARRANGEMENTS

        Retirement Benefits.    The table below illustrates the annual pension benefits payable to executive officers under the Protective Life Corporation Pension Plan. The table also reflects the Excess Benefit Plan that we have established to provide retirement benefits over the Internal Revenue Code limitations. Benefits in the table are not reduced by social security or other offset amounts. Since the benefits shown in the table reflect a straight life form of annuity benefit, if the payment is made in the form of a joint and survivor annuity, the annual amounts of benefit could be substantially below those illustrated.

PENSION PLAN TABLE

	Years of Service
Remuneration	15	20	25	30	35
$150,000	$33,042	$44,056	$55,070	$66,083	$77,097
200,000	45,042	60,056	75,070	90,083	105,097
250,000	57,042	76,056	95,070	114,083	133,097
300,000	69,042	92,056	115,070	138,083	161,097
400,000	93,042	124,056	155,070	186,083	217,097
500,000	117,042	156,056	195,070	234,083	273,097
750,000	177,042	236,056	295,070	354,083	413,097
1,000,000	237,042	316,056	395,070	474,083	553,097
1,250,000	297,042	396,056	495,070	594,083	693,097
1,500,000	357,042	476,056	595,070	714,083	833,097
1,750,000	417,042	556,056	695,070	834,083	973,097
2,000,000	477,042	636,056	795,070	954,083	1,113,097

        Compensation covered by the Pension Plan (for purposes of pension benefits) excludes commissions and performance share awards and generally corresponds to that shown under the heading "Annual Compensation" in the Summary Compensation Table. Compensation is calculated based on the average of the highest level of compensation paid during a period of 36 consecutive whole months. Only threeAnnual Incentive Plan bonuses (whether paid or deferred) may be included in obtaining the average compensation.

        The Named Executives and their credited years of service as of March 8, 2002 are provided in the following table.

Name	Years of Service
Drayton Nabers, Jr.	23	*
John D. Johns	8
R. Stephen Briggs	29
Jim E. Massengale	19
A. S. Williams III	37
Richard J. Bielen	11

*
In connection with his retirement, Mr. Nabers will receive payments equal to the benefits he would have received under the Pension Plan and Excess Benefit Plan resulting from thirty-six additional months of credited service.

        Employment Continuation Agreements.    The Company has entered into Employment Continuation Agreements with each of the Named Executives which provide for certain benefits in the event such executive's employment is actually or constructively (by means of a reduction in duties or compensation) terminated following certain events constituting a "change in control." Such benefits include (i) a payment equal to three times the sum of the annual base salary in effect at the time of the change in control and the average Annual Incentive Plan bonus for the three years preceding the change in control; (ii) continuation (for up to twenty-four months) in the Company's hospital, medical, accident, disability, and life insurance plans as provided to the executive immediately prior to the date of his termination of employment; (iii) delivery of an annuity to equal increased benefits under the Pension Plan and the Excess Benefit Plan resulting from an additional three years of credited service (subject to the Pension Plan's maximum on crediting service); and (iv) an additional payment, if necessary, to reimburse the executive for any additional tax (other than normal Federal, state and local income taxes) incurred as a result of any benefits received in connection with the change in control.

RETIREMENT ARRANGEMENTS

        In consideration of his contributions to the Company as its Chief Executive Officer, and in recognition of his planned retirement, in addition to compensation payable under the terms of the Company's plans and programs, the Compensation Committee awarded to Mr. Nabers:

  •
  a payment in the amount of $1,553,483 and 76,251 stock appreciation rights which was the Committee's estimate of payment equal to the difference between what Mr. Nabers receives under the terms of awards outstanding under the 1997 Long-Term Incentive Plan and what Mr. Nabers would receive under the Plan if he had an additional 36 months of service credit during the outstanding award periods with no award to earn out less than target and to be valued at $33.43 per share;

  •
  payments equal to the difference between the benefit payments Mr. Nabers will receive under the Company's Pension and Excess Benefit Plans the Company's Pension and Excess Benefit Plans and what Mr. Nabers would have received if he had an additional 36 months of credited service under such plans and no reduction for early retirement, such payments to be made consistent with the time of payments due under the plans;

  •
  continuation of the exercise period for the outstanding Stock Appreciation Rights awarded in 1996 until August 15, 2006, the original termination date of such award; and

  •
  Annual Incentive Plan bonus based on performance of the Company in 2001, as though Mr. Nabers were employed through end of 2001.

COMPENSATION AND MANAGEMENT SUCCESSION COMMITTEE'S
REPORT ON EXECUTIVE COMPENSATION

        The Compensation and Management Succession Committee ("Committee"), which consists solely of independent non-employee directors, has oversight and ultimate control of the compensation paid to the Chief Executive Officer and other officers and employees of the Company and its subsidiaries, whether by salary or under the Company's compensation plans. The Committee has furnished the following report on executive compensation for 2001.

Compensation Policy

        Under the supervision of the Committee, the Company has developed and implemented compensation policies and programs designed to add share-owner value by aligning the financial interests of the Company's executive officers with those of share owners. The strategy of the compensation program is to relate compensation to measurable business objectives and performance, and provide incentives to executives who contribute to the success of the Company. Growth in earnings per share, return on average equity and total rate of return are principal measures of Company performance employed by the Committee.

        The compensation package for the Chief Executive Officer and all other executive officers is comprised of three components: base salary, annual incentive awards and long term equity-based incentives.

        The Company has adopted SFAS No. 123. Accordingly, the Company's net income has been reduced by the estimated cost of long-term equity based incentive and other compensation, and the performance criteria under the Annual Incentive Plan and the Long-Term Incentive Plan reflect accruals for estimated compensation to be awarded under the Plans.

Salary

        The Company utilizes an independent compensation consultant to provide competitive compensation data for executive officers. Through the consultant, the Company accesses multiple compensation survey sources to review the pay practices of other life insurance companies and to establish salary ranges for executive officers. Some of the companies in the peer group listed on page 19 are included in the compensation surveys.

        The Committee's compensation strategy for executive officers has generally been to pay salaries at or near the median which, when supplemented by an Annual Incentive Plan award, will produce total cash compensation commensurate with the Company's performance as compared to a peer group of companies.

        Individual competence, length of time within a position, and comparisons to salaries for similar positions in other companies (adjusted for size) help determine where an officer's salary falls within the range. For the Chief Executive Officer, Company performance is also considered by the Committee in setting the appropriate base salary level. No specific weights are given to any of the factors considered by the Committee. Based upon the above factors, the Committee established Mr. Nabers' 2001 base salary at $700,000, effective March 1, 2001. The Committee established Mr. Johns' base salary as President and Chief Operating Officer at $500,000 effective March 1, 2001, based upon the factors identified above. Mr. Johns assumed the role of Chief Executive Officer upon the retirement of Mr. Nabers on December 27, 2001.

Annual Incentive Awards

        The Company has had an annual cash bonus plan since 1973. The Annual Incentive Plan ("AIP") was established for the purpose of rewarding, retaining, and providing incentive for outstanding performance for those employees who contribute most to the operating progress of the Company. The AIP is administered by the Committee. Employees are selected and individual bonuses are allotted to them by the Company's executive officers with the approval of the Chief Executive Officer. The Committee sets the total amount of bonuses payable for each year and reviews the methodology used to determine individual bonuses. The Committee specifically reviews and approves the annual bonus paid to each of the executive officers, including the Chief Executive Officer. Currently, there are 271 employees in the AIP, including the Chief Executive Officer. Each employee is assigned a target bonus percentage which ranges from 4% to 75% of salary. Bonus payments, when made, may range from 33% to 200% of the target. The Committee is authorized to determine the exact percentage of AIP bonuses earned and may direct that no AIP bonuses be paid.

        The AIP provides that the Committee may credit annually to an incentive reserve for each fiscal year a provision which may not be more than 5% of the Company's pretax income for that year. In 2001, $8.0 million, or 3.8% of the Company's 2001 pretax income, was credited to the incentive reserve. In any year the Committee may pay any part or all of the incentive reserve as awards. Any part of the incentive reserve which is not paid in any year may remain in the incentive reserve and be carried forward to the next year.

        An individual's AIP bonus is based upon Company performance and, in addition, may also be based upon divisional and/or individual performance criteria specifically related to the officer's responsibilities which are consistent with overall Company objectives. The Chief Executive Officer's AIP bonus is based solely on the Company's achieved earnings per share according to a range fixed for the year at the Committee's March meeting. For the other executive officers, 10% to 100% of their respective AIP bonuses is based upon Company performance, which, for 2001, was measured by the Company's operating earnings per share.

        Under the terms fixed by the Committee, Mr. Nabers would earn a target AIP bonus awards of 75% of 2001 base salary if the Company's 2001 operating earnings per share (diluted) were $2.50. A maximum bonus, 200% of target or 150% of Mr. Nabers' 2001 base salary, would be paid if the Company's operating earnings per share were $2.60. A threshold bonus, 33% of target or 25% of Mr. Nabers' base salary, would be paid if the Company's operating earnings per share were $2.40, and no bonus would be paid if the Company's operating earnings per share were below $2.40. The Company's 2001 operating earnings per share (excluding the effect of one-time non-recurring charges) of $2.44, representing a 13.1% operating return on average equity, resulted in Mr. Nabers earning an AIP bonus of 45% of his 2001 base salary, or $315,000.

        Under the terms fixed by the Committee, Mr. Johns would earn a target AIP bonus of 50% of 2001 base salary if the Company's 2001 operating earnings per share (excluding the effect of one-time non-recurring charges) were $2.50. A maximum bonus, 200% of target or 100% of Mr. Johns' 2001 base salary, would be paid if the Company's operating earnings per share were $2.60. A threshold bonus, 33% of target or 17% of Mr. Johns' base salary, would be paid if the Company's operating earnings per share were $2.40, and no bonus would be paid if the Company's operating earnings per share were below $2.40. The Company's 2001 operating earnings per share (diluted) of $2.44, resulted in Mr. Johns earning an AIP bonus of 30% of his 2001 base salary, or $150,000.

Stock Incentive Awards

        The Company's Long-Term Incentive Plan (formerly, the Performance Share Plan) was initially adopted in 1973 by share owners to motivate officers and key employees, including the Chief Executive Officer, to focus on the Company's long-range earnings performance, to reward them based on long-range results, and to provide a process by which officers and key employees may increase share ownership in the Company. Under the Long-Term Incentive Plan, officers and key employees of the Company and its subsidiaries, who are determined by the Committee to have a substantial opportunity to influence the long-term growth in profitability of the Company, may be awarded stock-based incentive compensation. In 2001, those selected by the Committee were awarded performance shares, each of which has a potential value equal to the market value of one share of Common Stock at the date payment, and/or stock appreciation rights. If an award is earned, based on the award conditions determined by the Committee at the time of the award, unless deferment is elected under the Deferred Compensation Plan for Officers, the employee receives payment (in cash approximately equal to the income tax liability on the award and the balance in Common Stock) of all or part of the award four years after the award date.

        With respect to 2001 awards, the number of performance shares awarded was determined by multiplying the employee's award percentage times such employee's base salary plus target AIP bonus, divided by the average share price of Common Stock. Each employee was assigned an award percentage which ranged up to 80% in 2001, to provide long-term compensation which is competitive to that offered to persons performing similar functions at insurance companies of comparable size. Mr. Nabers' 2001 award percentage was 80%. Mr. Johns received 65% of Mr. Nabers award. For 2001, a total of 153,490 performance shares and 102,500 stock appreciation rights were awarded to 51 participants including awards of 30,930 performance shares to Mr. Nabers and 20,110 performance shares to Mr. Johns.

        The criterion for payment of awards is based upon a comparison of the Company's average return on average equity and total rate of return for an award period to that of a comparison group of publicly held life insurance companies, multiline insurers and insurance holding companies during the award period. The criterion provides for payment in the event the Company achieves its comparison levels with respect to either average return on average equity or total rate of return. The comparison group of companies is generally comprised of the Company and the 40 largest publicly held stock life and multiline insurance companies as listed in the National Underwriter, "Insurance Stock Results," each having net worth in excess of $100 million, ranked according to net worth, (see page 19). If a company in the comparison group is acquired or exits the insurance industry during the award period, such company is ranked below the Company for comparison purposes. In the event that the Company's four-year results are below the median, or threshold, of the comparison group, no portion of the award is earned. If the Company's four-year results are at the median, 50% of the award is earned. Company results at target, or the top 25% of the comparison group, would result in up to 125% of the award being earned for each executive officer. Company results in the top 10% would result in the maximum of up to 170% of the award being earned. Mr. Nabers' and Mr. Johns' awards earn out at 125% and 170% at target and maximum levels, respectively.

        As provided by the Long-Term Incentive Plan, the payout for Mr. Nabers' outstanding awards, other than the award made in the year of his retirement, was determined as if the award period had ended on December 31, 2000. Payout for the award made to Mr. Nabers in 2001 will be determined as if the performance period had ended December 31, 2001. Under the terms of the Long-Term Incentive Plan, the Committee awarded Mr. Nabers $541,730 and $719,707 in shares of Common Stock and cash representing 156% of each of his 1998 and 1999 awards, based on the results that place the Company in the top 15% of the comparison group for such award periods. Mr. Nabers also received 76,251 SARs, having an exercise price of $22.31 per share, representing 127% of his 2000 award, based on results that placed the Company in the top 24% for that award period. The SARs had an in-the-money value of $504,782 at December 31, 2001. Results for Mr. Nabers' 2001 award will not be known until the 2001 results for the individual companies included in the comparison group are available. Based upon information available as of the date of this Proxy Statement, it is anticipated that the Company's results (excluding the effect of one-time non-recurring charges as provided by the terms of such award) will place the Company in the top 27% of the comparison group with respect to Mr. Nabers' 2001 award, which would entitle Mr. Nabers to approximately $268,441 in shares of Common Stock and cash as determined by the Committee, representing 120% of his 2001 award.

        Results for the four-year award period ending in 2001 are also unavailable at this time. Based upon information available as of the date of this Proxy Statement, it is anticipated that with respect to the 1998 awards, the Company's 2001 results will place the Company in the top 20% of the comparison group which would entitle Mr. Johns to approximately $302,666 in shares of Common Stock and cash as determined by the Committee, representing 141% of his 1998 award of performance shares.

Retirement Arrangement

        In recognition of Mr. Nabers' valuable service to the Company and as an inducement for him to continue his association with the Company as Chairman, the Committee also approved the additional retirement benefits previously described under "Retirement Arrangements."

Limits to Tax Deductibility of Executive Compensation

        Section 162(m) of the Internal Revenue Code provides that Protective may be limited in deducting certain compensation in excess of $1 million paid to certain executives whose pay must be disclosed separately in the Company's Proxy Statement, unless the payments are made under qualifying performance-based compensation plans which meet certain specific requirements. The Committee has considered the effect of Section 162(m) on the Company's compensation program to develop its policy with respect to the deductibility of executive compensation. The Company's executive compensation plans have previously been approved by share owners and are designed to comply with these specific requirements. To ensure that performance based compensation paid by the Company generally remains deductible, the Company is again seeking shareowner approval of the Annual Incentive Plan at the Annual Meeting as periodically required under Section 162(m). It is the Committee's position that in administering the "performance based" portion of the compensation program for executives, it will attempt to comply with the requirements of Section 162(m). However, the Committee believes that in certain circumstances it may be in the best interests of the Company to retain the flexibility to exercise its judgment in accessing executive performance and setting compensation for executive officers. Should compliance with Section 162(m) conflict with its Compensation Policy or with what the Committee believes to be in the best interests of share owners of the Company, the Committee will act in accordance with its Policy notwithstanding the effect such action may have on deductibility in any given year.

COMPENSATION AND MANAGEMENT SUCCESSION COMMITTEE
John J. McMahon, Jr., Chairman A. W. Dahlberg Robert A. Yellowlees

[Balance of page intentionally left blank]

PERFORMANCE COMPARISON

        The following graph compares total returns on the Common Stock over the last five fiscal years to the Standard & Poor's 500 Stock Index ("S&P 500") and to a peer comparison group ("Peer Group"). The graph assumes $100 invested on December 31, 1996 and that all dividends were reinvested. Points on the graph represent performance as of the last business day of each of the years indicated.

Comparison of Five-Year Cumulative Total Return Among
Protective Life Corporation, the S&P 500 and a Peer Group

Source: Research Data Group
DOLLARS
250
200
150
100
50
0
1996
1997
1998
1999
2000
2001

	1996	1997	1998	1999	2000	2001
Protective Life Corporation (solid line, ■)	$100	$152	$206	$166	$172	$157
S&P 500 (dashed line, ▲)	100	133	171	208	189	166
Peer Group (solid line, □)	100	142	165	172	233	193

        The companies included in the Peer Group index are generally the same as those companies included in the Company's 2001 comparison group of companies for awards under the 1997 Long-Term Incentive Plan. The index is generally comprised of the Company and the 40 largest publicly held stock life and multiline insurance companies as listed in the National Underwriter, "Insurance Stock Results," each having net worth in excess of $100 million, ranked according to net worth. The Peer Group excludes Intercontinental Life Corporation that is included in the Company's 2001 comparison group because it was not publicly held on December 31, 2001. The index weights individual company returns for stock market capitalization. The companies included in the Peer Group index are shown in the table at the top of the following page.

Aetna Inc	Jefferson-Pilot Corporation
AFLAC, Inc.	John Hancock Financial Services, Inc.
Alfa Corporation	Kansas City Life Insurance Company
Allmerica Financial Corporation	Liberty Financial Companies, Inc.
Allstate Corporation	Lincoln National Corporation
American General Corporation	MetLife, Inc.
American International Group, Inc.	The MONY Group Inc.
American National Insurance Company	National Western Life Insurance Company
AmerUS Group Co.	Nationwide Financial Services, Inc.
Annuity and Life Re (Holdings), Ltd.	Old Republic International Corporation
Aon Corporation	Penn Treaty American Corporation
CIGNA Corporation	Presidential Life Corporation
CNA Financial Corporation	Protective Life Corporation
Conseco, Inc.	Reinsurance Group of America, Inc.
Delphi Financial Group, Inc.	StanCorp Financial Group, Inc.
FBL Financial Group, Inc.	Torchmark Corporation
Great American Financial Resources, Inc.	United Insurance Companies, Inc.
Hartford Financial Services Group, Inc.	Unitrin Incorporated
Independence Holding Company	Universal American Financial Corporation
UNUMProvident Corporation

        The composition of the Peer Group has changed from that used in the previous year's Proxy Statement. ARM Financial Group, Inc., AXA Financial, Inc., Inter-continental Life Corporation and The Liberty Corpora-tion were deleted because they were either acquired by another company or exited the insurance industry. Allstate Corporation, Great American Financial Re-sources, Inc., Independence Holding Company and Reinsurance Group of America, Inc. were added to the Peer Group index because they were among the 40 largest companies. As disclosed in the "Compensation and Management Succession Committee's Report on Compensation," the Company's long-term incentive compensation is based upon comparisons of the Company's average return on average equity (in addition to total return) to that of a comparison group of companies. The following table sets forth the return on average equity and average return on average equity for the Company and the median for the applicable comparison group of companies.

	Protective Life Corporation		Comparison Group Median (1)
Year	ROE (2)	Average ROE (3)	ROE (2)		Average ROE (3)
2001	7.8%	13.8%	6.6	%(4)	6.2	%(4)
2000	14.2	16.0	9.5		7.9
1999	15.9	16.6	10.0		7.7
1998	16.8	17.1	12.0		11.6
1997	17.2	17.9	12.6		10.2

(1)
The median is the middle value in a distribution, above and below which lie an equal number of values. Companies in the comparison group that have been acquired or have exited the insurance industry have been ranked below the median.
(2)
Return on average equity for the year shown. Average equity excludes net unrealized gains and losses on investments.
(3)
Average return on average equity for the four-year award period ending with the year shown.
(4)
The 2001 comparison group median is not yet determinable. The percentage shown is the best estimate available as of the date of this Proxy Statement.

PROPOSAL 2: APPROVE THE COMPANY'S ANNUAL INCENTIVE PLAN

Introduction

        To further its policy of providing the Company's key employees the opportunity to earn competitive levels of incentive compensation based primarily on the performance of the Company, the Board of Directors had previously adopted and had received share owner approval for the Protective Life Corporation Annual Incentive Plan (the "Incentive Plan").

        The Board of Directors adopted the Incentive Plan to assure that bonuses made to the Company's executive officers will continue to qualify as "other performance-based compensation" under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Under Section 162(m) of the Code, no deduction is allowed in any taxable year of the Company for compensation in excess of $1 million paid to certain executive officers. An exception to this rule applies to certain performance-based compensation that is paid pursuant to a plan or program approved by the Company's share owners and that specifies the performance objectives to be obtained, the class of employees eligible to receive awards and the maximum amount that can be paid to eligible employees under such plan or program. For certain awards, such as cash bonus awards under the Incentive Plan, to qualify for the exception available for performance-based compensation, share owners must approve the performance objectives to which such awards relate.

        The Incentive Plan permits the Company to award qualified annual cash bonuses to the Company's executive officers based on a determination by the Compensation and Management Succession Committee (the "Committee") that performance objectives established by the Committee and based on those criteria set forth in the Incentive Plan have been attained in whole or in part.

        As set forth in the following proposal, the Company is currently seeking reapproval of the Incentive Plan, as amended, in order to continue to qualify certain compensation payable thereunder for deductibility by the Company for Federal income tax purposes. Under the applicable federal income tax regulations, share owners must reapprove the performance criteria set forth in the Incentive Plan every five years to have the compensation that is paid under the Incentive Plan continue to be exempted from the limits under Section 162(m). As we have also elected to increase the maximum benefits payable under the Incentive Plan, we are presenting the entire plan for your reapproval.

        The principal features of the Incentive Plan are summarized below. The description is subject to the terms of the Incentive Plan, which was filed with the Securities and Exchange Commission as an appendix to this Proxy Statement and may be obtained through the Internet from the "EDGAR Database of Corporation Information" on the Securities and Exchange Commission's World Wide Web site (http://www.sec.gov). The existence of the Incentive Plan shall not preclude the Company from making additional payments outside the Incentive Plan to participants therein or to other employees.

Vote Required

        To approve the Company's Annual Incentive Plan, the affirmative vote of the holders of a majority of the shares issued, outstanding and entitled to vote is required.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE PROTECTIVE LIFE CORPORATION ANNUAL INCENTIVE PLAN.

Annual Incentive Plan

        Eligibility.    The Incentive Plan authorizes the Committee to award annual incentive compensation to officers and other key employees of the Company and its subsidiaries, including all of the Company's Named Executives. The number of eligible participants in the Incentive Plan will vary from year to year at the discretion of the Committee. During 2001, approximately 273 employees (including all of the

Company's Named Executives) were eligible to receive incentive compensation under the Incentive Plan and it is expected that approximately the same number of employees will be eligible for the Incentive Plan in 2002.

        Performance Criteria.    On or before April 1 of each year (or such other date as may be required or permitted under Section 162(m)), the Committee will establish performance objectives that must be attained in order for the Company to pay bonuses under the Incentive Plan. The performance objectives will be based upon one or more of the following criteria: (i) the Company's net income; (ii) the Company's operating income; (iii) the Company's income per share; (iv) the Company's economic value added; (v) the Company's return on equity; (vi) total return to the Company's share owners; (vii) division or subsidiary income; (viii) division or subsidiary sales or revenues; (ix) division or subsidiary economic value added; or (x) other reasonable bases, provided that, to the extent required by Section 162(m), all awards made to certain executive officers of the Company will be based upon the criteria in (i) through (ix) above.

        Payment of Annual Awards.    If any of the performance objectives established by the Committee is satisfied, the Committee may award an annual bonus to an eligible participant in an amount equal to 200% of such participant's base salary up to a maximum of $2,000,000. This is an increase from the limits previously approved by share owners. These limits establish a share owner approved maximum amount that can be payable under the Incentive Plan to any participant, as is required under Section 162(m), and are established in the alternative because the federal income tax regulations will not permit the Incentive Plan to adopt a limit tied solely to base salary (which can change over time). The Committee has the discretion to pay amounts which are less than the maximum amount payable under the Incentive Plan based on individual performance or such other criteria as the Committee shall deem relevant and may establish annually rules or procedures that will limit the amounts payable to each participant to a level which is below the maximum amount authorized. As is illustrated in the New Plan Benefits table set forth below, actual bonus payments under the Incentive Plan have historically been less than the dollar maximum permitted.

        Notwithstanding anything else in the Incentive Plan to the contrary, the Committee shall also have the authority, in its discretion, (i) to pay annual bonuses for any calendar year to eligible participants whose compensation is not subject to the restrictions of Section 162(m) for that calendar year and (ii) to provide for a minimum bonus amount for any calendar year in connection with the hiring of any person who is or becomes subject to the restrictions of Section 162(m).

        Administration.    The Committee, which shall at all times be comprised of at least two directors each of whom is an "outside director" for purposes of Section 162(m), shall administer and interpret the Incentive Plan in all events. The Incentive Plan shall be interpreted in a manner which is consistent with the requirements to qualify the payments made thereunder as performance-based compensation under Section 162(m). Prior to making any payment to any executive officer pursuant to the Incentive Plan, the Committee shall be required to certify that the performance objectives have been attained and the amount payable to such executive officer.

        Amendment and Termination.    The Board or the Committee may at any time amend, terminate or suspend the Incentive Plan, except that (i) no such action shall, without the consent of such participant, adversely affect the rights of any participant with respect to any award for any calendar year which has already commenced, and (ii) no such action shall be effective without approval by the share owners of the Company to the extent that such approval is required to continue to qualify the payments under the Incentive Plan for treatment as performance-based compensation under Section 162(m). Notwithstanding anything else in the Incentive Plan to the contrary, the Incentive Plan will not be effective with respect to calendar years ending after December 31, 2011, unless otherwise extended by action of the Board.

Federal Income Tax Consequences

        Payments made under the Incentive Plan will be taxable to the recipients thereof when paid, and the Company or the subsidiary of the Company which employs or employed the recipient will generally be entitled to a Federal income tax deduction in the calendar year for which the amount is paid.

New Plan Award Table

        Because payment of any award will be contingent on the attainment of performance objectives established for such year by the Committee, the amounts payable to eligible participants under the Incentive Plan for any calendar year during which the Incentive Plan is in effect cannot be determined. The table set forth below illustrates the amounts that were payable for 2001 under the Incentive Plan to each of the individuals and each of the groups listed below. Non-employee directors do not participate in the Incentive Plan.

NEW PLAN BENEFITS
Name and Position	Dollar Value ($)
Drayton Nabers, Jr. Chairman of the Board (formerly Chairman and Chief Executive Officer)	$315,000
John D. Johns President and Chief Executive Officer	150,000
R. Stephen Briggs Executive Vice President, Individual Life	110,900
Jim E. Massengale Executive Vice President, Acquisitions	196,400
A. S. Williams III Executive Vice President, Investments and Treasurer	164,400
Richard J. Bielen Senior Vice President, Chief Investment Officer and Treasurer	113,400
All current Executive Officers as a group (14 persons)	1,222,700
All other current employees as a group (257 persons)	4,610,800

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for establishing and maintaining systems of internal controls and for the preparation of the financial statements and other financial information included in the Company's Annual Report. In fulfilling its oversight responsibilities, the Committee reviewed the consolidated financial statements with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

        The Committee reviewed with the independent accountants, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent accountants the auditors' independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board.

        The Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

        In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission. The Committee recommended the selection of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending December 31, 2002, and the Board so appointed PricewaterhouseCoopers.

AUDIT COMMITTEE
James S. M. French, Chairman William J. Cabaniss, Jr. J. Gary Cooper H. Corbin Day Donald M. James

[Balance of page intentionally left blank]

FEES FOR PROFESSIONAL SERVICES
OF THE COMPANY'S INDEPENDENT ACCOUNTANTS

        During 2001, PricewaterhouseCoopers LLP provided various audit and non-audit services to the Company and its subsidiaries as follows:

        Audit Fees:    The Company has been billed or expects to be billed approximately $0.7 million for the audit of the Company's consolidated financial statements for the year ended December 31, 2001, and the review of the consolidated condensed financial statements in the Company's Quarterly Reports on Form 10-Q for fiscal year 2001.

        Financial Information Systems Design and Implementation Fees:    NONE.

        All Other Fees:    The Company has been billed or expects to be billed approximately $0.7 million in audit related fees. Such fees include statutory audits of subsidiaries, benefit plan audits, accounting consultation, assistance with registration statements, comfort letters and consents. The Company has also been billed approximately $2.2 million in non-audit services, including income tax compliance and related tax services of approximately $1.5 million and internal audit fees of approximately $0.6 million.

PROPOSAL 3: RATIFY APPOINTMENT
OF THE COMPANY'S INDEPENDENT ACCOUNTANTS

        Upon recommendation of the Audit Committee, which is composed of non-employee directors, the Board of Directors has appointed PricewaterhouseCoopers LLP, a firm of independent public accountants, as independent accountants for the Company and its subsidiaries for 2002. This firm or its predecessor has served as independent accountants for the Company and its predecessor since 1974. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting of Share Owners and will have an opportunity to make a statement if they so desire and to respond to appropriate questions by share owners.

        In evaluating the selection of PricewaterhouseCoopers LLP as principal independent accountants for the Company and its subsidiaries, the Audit Committee of the Board of Directors has considered whether the provision of the non-audit services described above is compatible with maintaining the independent accountants' independence and has determined that such services have not affected PricewaterhouseCoopers LLP's independence. It has reviewed the non-audit services which were performed in 2001 and determined that they were consistent with Company policy. The Audit Committee also has considered generally the non-audit professional services that PricewaterhouseCoopers LLP will likely be asked to provide for the Company during 2002, and the effect which performing such services might have on audit independence.

        Vote Required.    The affirmative vote of the holders of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote is required to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS.

HOUSEHOLDING

        We have adopted a new procedure approved by the SEC called "householding." Under this procedure, multiple share owners who share the same last name and address and who do not participate in electronic delivery may receive only one copy of the proxy materials, unless they notify us that they wish to continue receiving multiple copies. We have undertaken householding to reduce our printing costs and postage fees.

        If you wish to continue to receive multiple copies of the proxy materials at the same address, additional copies will be provided to you upon request. You may request multiple copies by notifying us in writing or by telephone at: Protective Life Corporation, Attn: Investor Relations (1-4CA), P. O. Box 2606, Birmingham, AL 35202, Telephone: (205) 868-3573. You may revoke your consent to householding by notifying us at this address or telephone number at any time prior to thirty days before the mailing of proxy materials in March of each year.

        If you share an address with another share owner and currently are receiving multiple copies of the proxy materials, you may request householding by notifying us at the above-referenced address or telephone number.

OTHER INFORMATION

        Annual Reports Available. A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2001, as filed with the Securities and Exchange Commission, will be furnished without charge to any share owner who requests such report from the Company. Requests for copies should be directed to: Share Owner Relations, Protective Life Corporation, P. O. Box 2606, Birmingham, Alabama 35202, Telephone (205) 868-3573, FAX (205) 868-3541. Copies may also be requested through the Internet from the Company's World Wide Web site (www.protective.com). The Company's Annual Report on Form 10-K is also electronically accessible through the Internet from the "EDGAR Database of Corporate Information" on the Securities and Exchange Commission's World Wide Web site (www.sec. gov).

        Share Owner Proposals and Nominations for the 2003 Annual Meeting.    In order to be included in the proxy materials for the Company's 2003 Annual Meeting of Share Owners, any proposals of share owners intended to be presented at the 2003 Annual Meeting of Share Owners must have been received in written form by the Company's Secretary at the principal office of the Company on or before November 26, 2002. Also, under our By-laws, nominations for director or other business proposals to be addressed at the meeting may be made by a share owner entitled to vote who has delivered a notice to the Company's Secretary no later than the close of business on March 7, 2003 and not earlier than close of business on February 5, 2003. The notice must contain the information required by the By-laws. Copies of our By-laws may be obtained from the Company's Secretary. Requests for copies should be directed to: Corporate Secretary, Protective Life Corporation, P. O. Box 2606, Birmingham, Alabama 35202. These advance notice provisions are in addition to, and separate from, the requirements which a share owner must meet in order to have a proposal included in the Proxy Statement under the rules of the Securities and Exchange Commission.

APPENDIX A

PROTECTIVE LIFE CORPORATION
ANNUAL INCENTIVE PLAN
(Effective as of January 1, 2002)

1.    Purpose.

        The purposes of the Plan are to enable the Company and its Subsidiaries to attract, retain, motivate and reward qualified executive officers and key employees by providing them with the opportunity to earn competitive compensation directly linked to the Company's performance. The Plan is designed to assure that amounts paid to certain executive officers of the Company will not fail to be deductible by the Company for Federal income tax purposes because of the limitations imposed by Section 162(m).

2.    Definitions.

        Unless the context requires otherwise, the following words as used in the Plan shall have the meanings ascribed to each below, it being understood that masculine, feminine and neuter pronouns are used interchangeably and that each comprehends the others.

          (a)  "Board" shall mean the Board of Directors of the Company.

          (b)  "Committee" shall mean the Compensation and Management Succession Committee of the Board (or such other committee of the Board that the Board shall designate from time to time) or any subcommittee thereof comprised of two or more directors each of whom is an "outside director" within the meaning of Section 162(m).

          (c)  "Company" shall mean Protective Life Corporation.

          (d)  "Covered Employee" shall have the meaning set forth in Section 162(m).

          (e)  "Participant" shall mean (i) each executive officer of the Company and (ii) each other key employee of the Company or a Subsidiary who the Committee designates as a participant under the Plan.

          (f)    "Plan" shall mean the Protective Life Corporation Annual Incentive Plan, as set forth herein and as may be amended from time to time.

          (g)  "Section 162(m)" shall mean Section 162(m) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

3.    Administration.

        The Committee shall administer and interpret the Plan, provided that, in no event, shall the Plan be interpreted in a manner which would cause any amount payable under the Plan to any Covered Employee to fail to qualify as performance-based compensation under Section 162(m). The Committee shall establish the performance objectives for any calendar year in accordance with Section 4 and certify whether such performance objectives have been obtained. Any determination made by the Committee under the Plan shall be final and conclusive. The Committee may employ such legal counsel, consultants and agents (including counsel or agents who are employees of the Company or a Subsidiary) as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant or agent and any computation received from such consultant or agent. All expenses incurred in the administration of the Plan, including, without limitation, for the engagement of any counsel, consultant or agent, shall be paid by the Company. No member or former member of the Board or the Committee shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan other than as a result of such individual's willful misconduct.

4.    Bonuses.

        (a)    Performance Criteria.    On or before April 1 of each year (or such other date as may be required or permitted under Section 162(m)), the Committee shall establish the performance objective or objectives that must be satisfied in order for a Participant to receive a bonus for such year. Any such performance objectives will be based upon the relative or comparative achievement of one or more of the following criteria, as determined by the Committee: (i) net income; (ii) operating income; (iii) income per share; (iv) economic value added; (v) return on equity; (vi) total return; (vii) division or subsidiary income; (viii) division or subsidiary sales or revenues; (ix) division or subsidiary economic value added; or (x) other reasonable bases provided that to the extent required to qualify compensation paid to certain executive officers under the Plan the performance criteria shall be based on one or more of the criteria listed in (i) through (ix) above.

        (b)    Maximum Amount Payable.    If the Committee certifies that any of the performance objectives established for the relevant year under Section 4(a) has been satisfied, each Participant who is employed by the Company or one of its Subsidiaries on the last day of the calendar year for which the bonus is payable shall be entitled (subject to the provisions of Section 4(c) hereof) to receive an annual bonus equal to 200% of such Participant's base salary up to a maximum of $2,000,000. Unless the Committee shall otherwise determine, if a Participant's employment terminates for any reason (including, without limitation, his death, disability or retirement under the terms of any retirement plan maintained by the Company or a Subsidiary) prior to the last day of the calendar year for which the bonus is payable, such Participant shall receive an annual bonus equal to the amount the Participant would have received as an annual bonus award if such Participant had remained an employee through the end of the year multiplied by a fraction, the numerator of which is the number of days that elapsed during the calendar year in which the termination occurs prior to and including the date of the Participant's termination of employment and the denominator of which is 365.

        (c)    Negative Discretion.    Notwithstanding anything else contained in Section 4(b) to the contrary, the Committee shall have the right, in its absolute discretion, (i) to reduce or eliminate the amount otherwise payable to any Participant under Section 4(b) based on individual performance or any other factors that the Committee, in its discretion, shall deem appropriate and (ii) to establish rules or procedures that have the effect of limiting the amount payable to each Participant to an amount that is less than the maximum amount otherwise authorized under Section 4(b).

        (d)    Affirmative Discretion.    Notwithstanding any other provision in the Plan to the contrary, (i) the Committee shall have the right, in its discretion, to pay to any Participant who is not a Covered Employee an annual bonus for such year in an amount up to the maximum bonus payable under Section 4(b), based on individual performance or any other criteria that the Committee deems appropriate and (ii) in connection with the hiring of any person who is or becomes a Covered Employee, the Committee may provide for a minimum bonus amount in any calendar year, regardless of whether performance objectives are attained.

5.    Payment.

        Except as may be determined pursuant to the terms of Section 4(e) or as otherwise provided hereunder, payment of any bonus amount determined under Section 4 shall be made to each Participant as soon as practicable after the Committee certifies that one or more of the applicable performance objectives have been attained (or, in the case of any bonus payable under the provisions of Section 4(d), after the Committee determines the amount of any such bonus).

6.    General Provisions.

        (a)    Effectiveness of the Plan.    Subject to the approval by the holders of the Common Stock at the 2002 Annual Meeting of Stockholders, the Plan, as amended, shall be effective with respect to calendar years beginning on or after January 1, 2002, and ending on or before December 31, 2011, unless the term hereof is extended by action of the Board.

        (b)    Amendment and Termination.    Notwithstanding Section 6(a), the Board or the Committee may at any time amend, suspend, discontinue or terminate the Plan; provided, however, that no such amendment, suspension, discontinuance or termination shall adversely affect the rights of any Participant in respect of any calendar year which has already commenced and no such action shall be effective without approval by the stockholders of the Company to the extent necessary to continue to qualify the amounts payable hereunder to Covered Employees as performance-based compensation under Section 162(m).

        (c)    Designation of Beneficiary.    Each Participant may designate a beneficiary or beneficiaries (which beneficiary may be an entity other than a natural person) to receive any payments which may be made following the Participant's death. Such designation may be changed or canceled at any time without the consent of any such beneficiary. Any such designation, change or cancellation must be made in a form approved by the Committee and shall not be effective until received by the Committee. If no beneficiary has been named, or the designated beneficiary or beneficiaries shall have predeceased the Participant, the beneficiary shall be the Participant's spouse or, if no spouse survives the Participant, the Participant's estate. If a Participant designates more than one beneficiary, the rights of such beneficiaries shall be payable in equal shares, unless the Participant has designated otherwise.

        (d)    Delegation.    Except where required by Section 162(m), the Committee may delegate authority for establishing performance goals and for the certification of the achievement of such goals for Participants who are not executive officers of the Company to the Chief Executive Officer or President.

        (e)    No Right of Continued Employment.    Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in the employment of the Company or any of its Subsidiaries.

        (f)    Interpretation.    Notwithstanding anything else contained in this Plan to the contrary, to the extent required to so qualify any award as other performance based compensation within the meaning of Section 162(m) (4) (C) of the Code, the Committee shall not be entitled to exercise any discretion otherwise authorized under this Plan (such as the right to accelerate vesting without regard to the achievement of the relevant performance objectives) with respect to such award if the ability to exercise such discretion (as opposed to the exercise of such discretion) would cause such award to fail to qualify as other performance based compensation.

        (g)    No Limitation to Corporation Action.    Nothing in this Plan shall preclude the Committee or the Board, as each or either shall deem necessary or appropriate, from authorizing the payment to the eligible employees of compensation outside the parameters of the Plan, including, without limitation, base salaries, awards under any other plan of the Company and/or its Subsidiaries (whether or not approved by stockholders), any other bonuses (whether or not based on the attainment of performance objectives) and retention or other special payments, provided that, if the stockholders of the Company do not approve the Plan at the first annual meeting of stockholders following the adoption of the Plan, the Plan set forth herein shall not be implemented.

        (h)    Nonalienation of Benefits.    Except as expressly provided herein, no Participant or beneficiary shall have the power or right to transfer, anticipate, or otherwise encumber the Participant's interest under the Plan. The Company's obligations under this Plan are not assignable or transferable except to (i) a corporation which acquires all or substantially all of the Company's assets or (ii) any corporation into which the Company may be merged or consolidated. The provisions of the Plan shall inure to the benefit of each Participant and the Participant's beneficiaries, heirs, executors, administrators or successors in interest.

        (i)    Withholding.    Any amount payable to a Participant or a beneficiary under this Plan shall be subject to any applicable Federal, state and local income and employment taxes and any other amounts that the Company or a Subsidiary is required at law to deduct and withhold from such payment.

        (j)    Severability.    If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

        (k)    Governing Law.    The Plan shall be construed in accordance with and governed by the laws of the State of Delaware, without reference to the principles of conflict of laws.

        (l)    Headings.    Headings are inserted in this Plan for convenience of reference only and are to be ignored in a construction of the provisions of the Plan.

PROTECTIVE LIFE CORPORATION

Annual Meeting of Share Owners - May 6, 2002

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned share owner(s) of Protective Life Corporation, a Delaware Corporation, hereby acknowledge(s) receipt of the Proxy Statement dated March 28, 2002, and hereby appoint(s) JOHN D. JOHNS and DEBORAH J. LONG and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Share Owners of Protective Life Corporation, to be held May 6, 2002 at 10:00 A.M., Central Daylight Time, at Protective Life Corporation, 2801 Highway 280 South, Birmingham, AL 35223, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on all matters set forth on the reverse side and as further described in the Proxy Statement for such meeting.

PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY
IN THE ENCLOSED ENVELOPE.

(Continued, and to be signed and dated, on the reverse side.)

PROTECTIVE LIFE CORPORATION ATTN: LEGAL DEPARTMENT 2801 HIGHWAY 280 SOUTH BIRMINGHAM, AL 35223	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.
VOTE BY MAIL Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Protective Life Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PROTECTIVE LIFE CORPORATION

  THE DIRECTORS RECOMMEND A VOTE "FOR"
  ITEMS 1, 2 AND 3

Vote On Directors
1.	To elect, as Directors of Protective Life Corporation, the nominees listed below.		For All	Withhold All	For All Except	To withhold authority to vote, mark "For All Except" and write the nominee's number on the line below.
	01) William J. Cabaniss, Jr.	07) John D. Johns	☐	☐	☐
	02) Drayton Nabers, Jr.	08) Donald M. James
	03) John J. McMahon, Jr.	09) J. Gary Cooper
	04) A. W. Dahlberg	10) H. Corbin Day
	05) James S. M. French	11) W. Michael Warren, Jr.
	06) Robert A. Yellowlees	12) Susan Molinari				For	Against	Abstain
Vote On Proposals
2.	Proposal to approve the Protective Life Corporation Annual Incentive Plan.					☐	☐	☐
3.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants.					☐	☐	☐
4.	In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.
The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned share owner(s). If no direction is made, this proxy will be voted FOR items 1, 2 and 3. If any other matters properly come before the meeting, the person named in this proxy will vote in their discretion.
Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

QuickLinks

NOTICE OF ANNUAL MEETING OF SHARE OWNERS
TABLE OF CONTENTS
PROXY STATEMENT
GENERAL INFORMATION ABOUT VOTING
PROPOSAL 1: ELECTION OF DIRECTORS
ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES
DIRECTOR'S COMPENSATION
SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL SHARE OWNERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
AGGREGATED FY-END OPTION/SAR VALUES
LONG-TERM INCENTIVE PLAN — AWARDS IN LAST FISCAL YEAR
OTHER PLANS AND ARRANGEMENTS
PENSION PLAN TABLE
RETIREMENT ARRANGEMENTS
COMPENSATION AND MANAGEMENT SUCCESSION COMMITTEE'S REPORT ON EXECUTIVE COMPENSATION
PERFORMANCE COMPARISON
PROPOSAL 2: APPROVE THE COMPANY'S ANNUAL INCENTIVE PLAN
REPORT OF THE AUDIT COMMITTEE
FEES FOR PROFESSIONAL SERVICES OF THE COMPANY'S INDEPENDENT ACCOUNTANTS
PROPOSAL 3: RATIFY APPOINTMENT OF THE COMPANY'S INDEPENDENT ACCOUNTANTS
HOUSEHOLDING
OTHER INFORMATION
  APPENDIX A
PROTECTIVE LIFE CORPORATION ANNUAL INCENTIVE PLAN (Effective as of January 1, 2002)
PROTECTIVE LIFE CORPORATION Annual Meeting of Share Owners - May 6, 2002 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS